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                                                                    EXHIBIT 12



               VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        For the Years Ended December 31
                              Amounts in Thousands


                                                    1998           1997          1996           1995             1994
----------------------------------------------------------------------------------------------------------------------
Fixed charges:
   Interest expenses before capitalization
    Credits .................................    $   7,224      $   8,074      $   9,263      $  11,396      $  10,699
   Amortization of financing costs ..........           93            104            164            109            114
   One-third of rental expense ..............       13,668          9,735          9,663          9,532         10,393
                                                 ---------------------------------------------------------------------
         Total fixed charges ................    $  20,985      $  17,913      $  19,090      $  21,037      $  21,206
                                                 =====================================================================

Net earnings ................................      255,908        209,145        188,595        166,240         97,976
Provisions for income taxes .................      118,936         91,356         96,985         92,181         47,930
Fixed charges ...............................       20,985         17,913         19,090         21,037         21,206
Capitalized interest credits ................         (442)        (1,160)          (627)          (297)          (878)
Amortization of capitalized interest ........          715            708            674          1,031            997
                                                 ----------------------------------------------------------------------
   Earnings before income taxes as
    adjusted ................................    $ 396,102      $ 317,962      $ 304,717      $ 280,192      $ 167,231
                                                 ======================================================================

Ratio of earnings to fixed charges ..........         18.9           17.8           16.0           13.3            7.9



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